EXHIBIT 5



                      [LETTERHEAD DAVIS POLK & WARDWELL]


                                              January 29, 1997


Donaldson, Lufkin & Jenrette, Inc.
277 Park Avenue
New York, N.Y. 10172

Dear Sirs:

            We are acting as special counsel for Donaldson, Lufkin & Jenrette, Inc. in connection with the filing of a Registration Statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended, relating to 31,937,676 shares of common stock, par value $0.10 per share (the "Common Stock"), deliverable in accordance with the Donaldson, Lufkin & Jenrette, Inc. 1995 and 1996 Stock Option Plans, 1995 Restricted Stock Unit Plan, 1996 Incentive Compensation Plan and 1996 Non-Employee Directors Stock Plan as referred to in such Form S-8 (the "Plans").

            We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the adoption and amendment of the Plans as we have deemed necessary or advisable for the purposes of this Opinion.

            Upon the basis of the foregoing, we are of the opinion that the Common Stock deliverable pursuant to the Plans, when delivered in accordance with the Plans will be duly authorized, validly issued, fully paid and nonassessable.

            We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


                                             Very truly yours,

                                             /s/ Davis Polk & Wardwell